Exhibit 10.3
THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
This THIRD AMENDMENT (the “Amendment”) amends the Employment Agreement (the “Agreement”) entered into as of October 3, 2006, by and between Pennichuck Corporation (the “Corporation”), a New Hampshire corporation with principal offices at 25 Manchester St. Merrimack, New Hampshire and Donald L. Ware (the “Executive”) of Merrimack, NH.
In consideration of the mutual covenants herein contained, and other good and valuable consideration, the Corporation and Executive hereby amend the Agreement as follows:
1. Article 7.1 is amended by deleting from the third sentence of the first paragraph the phrase “for (A) the remaining term of this Agreement, of (B) the period of twelve (12) months from the date of termination, whichever is greater,” and inserting in lieu thereof the phrase “for a period of twenty-four (24) months from the date of employment termination.”
2. Article 7.2 is amended by inserting after the last sentence thereof the following:
“Notwithstanding the foregoing, in the event the Corporation terminates the employment of the Executive other than for Cause within twenty-four (24) months following a Change of Control, the Corporation shall provide the Executive with severance benefits, payable as a lump sum, equal to the Executive’s then current salary and fringe benefits provided hereunder, including any bonus for which he may be entitled, for a period of twenty-four (24) months from the date of employment termination; provided that, in consideration thereof, prior to such payment, the Executive executes and delivers to the Corporation, in form and content acceptable to the Corporation, a release of all claims and causes of action that the Executive has or may ever have against the Corporation arising from the termination of the Executive’s employment and under this Agreement provided that nothing herein shall require a release of claims of breach of this Agreement.”
3. Article 7.4 shall be amended by (a) deleting the word “or” following the semi-colon in clause (iii), (b) deleting the period at the end of clause (iv) and by inserting in lieu thereof the following, “; or” and (c) by inserting immediately after clause (iv) the following:
“(v) to the extent not otherwise described in the preceding clauses (i) through (iv), inclusive, there shall be consummated a transaction of the type contemplated under the Agreement and Plan of Merger between the City of Nashua, New Hampshire and the Corporation.”
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THIS THIRD AMENDMENT to the Employment Agreement is executed as of the 15th day of November, 2010, by:

WITNESS:	PENNICHUCK CORPORATION

/s/ Thomas C. Leonard	By:	/s/ Duane C. Montopoli Name: Duane C. Montopoli
Its: President and Chief Executive Officer

WITNESS:	EMPLOYEE:

/s/ Thomas C. Leonard	/s/ Donald L. Ware

Donald L. Ware

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